EXHIBIT 10.4

FIRST AMENDMENT OF LEASE

AGREEMENT, made this      day of May, 1999, by and between 504 Carnegie Associates Limited Partnership, a New Jersey Limited Partnership, with offices at  Suite 101, 101 Carnegie Center, Princeton, New Jersey 08540 (hereinafter “Landlord”) and Pharmanet, Inc., a Delaware Corporation, with its principal office at 504 Carnegie Center, Princeton, New Jersey 08543 (hereinafter “Tenant”).

WHEREAS, 504 Carnegie Associates Limited Partnership, as Landlord, and Pharmanet, Inc. as Tenant, entered into a written Lease dated March 4, 1999 for the premises known and designated as 504 Carnegie Center, Princeton, New Jersey, comprising 121,990 square feet of Gross Rentable Area of the Building and 121,990 square feet of Gross Rentable Area of the Premises (as such terms are defined in the Lease) (hereinafter said lease shall be referred to as the “Lease”); and

WHEREAS, Landlord and Tenant desire and intend to modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions hereinafter set forth, and other good and valuable consideration, the Lease is hereby amended as follows:

1.  Paragraph 1.67 of the Lease is amended to read as follows:

“1.67.  “Target Date” means the estimated Commencement Date which is hereby established to be October 1, 2001.”

2.  Paragraph 3.1 of the Lease is amended to read as follows:

“3.1 The Initial Term shall commence on the earlier of October 1, 2001 or the date on which the Premises shall be delivered to the Tenant by the Landlord in accordance with the terms and conditions set forth herein, and shall, unless sooner terminated in accordance with terms and conditions of this Lease, expire on the last day of the tenth Lease Year (the “expiration Date”).  The Term shall continue until the later of the conclusion of the Initial Term or the conclusion of the Renewal Term(s), unless sooner terminated in accordance with the terms and conditions of this Lease.”

3.  Paragraph 3.2 of the Lease is amended to read as follows:

“3.2 Landlord anticipates that the Premises shall be delivered to the Tenant on October 1, 2001 (the Target Date”).  In the event that the entirety of the Premises are not delivered on this Date, Landlord shall provide one and one-half (1-1/2) days’ free Basic Rent applicable to such Net Rentable Area of the Premises not so delivered to Tenant for each day delivery of such space is delayed beyond the Target Date (the “Delay Penalty”); provided, however, that the Delay Penalty shall not accrue if, and to the extent that, the delay is a result of Force Majeure.  In the event there is any Delay Penalty as hereinabove provided, the amount of the Delay Penalty to which Tenant is entitled shall be reflected in a Lease Agreement.”

4.  As hereby amended, the Lease is confirmed and continued in all respects.

IN WITNESS WHEREOF, this First Amendment of Lease has been executed as of the day and year first above written.

LANDLORD:

504 Carnegie Associates
By:	Carnegie 500 Associates Limited
Partnership, Managing Partner
By:	Princeton 500 Associates Limited
Partnership, Managing General
Partner
By:	500 Capital Corp., General Partner

By:	/s/ Alan B. Landis
Alan B. Landis, President

TENANT:

Pharmanet, Inc.

By:	/s/ John Fassnacht
John Fassnacht, Senior Vice President